Exhibit 99.1

FOR IMMEDIATE RELEASE

Supernus Announces Resignation of Board Member

Rockville, MD, December 24, 2013 —Supernus Pharmaceuticals, Inc. (NASDAQ: SUPN), a specialty pharmaceutical company, announced today that Michael Bigham, a General Partner at Abingworth has resigned from the company’s board of directors, effective December 23, 2013.

“Abingworth remains a significant shareholder in Supernus but as a matter of general practice we limit the time we spend on the boards of our portfolio companies once they have become public companies,” said Michael Bigham.  Jack Khattar, Chief Executive Officer, President and Director of Supernus commented that, “Since joining the Supernus Board of Directors in 2006, Michael Bigham has been a great contributor providing the Board with great insight and judgment based on his vast experience in the healthcare industry. We will miss him, and are grateful for his service.”

About Supernus Pharmaceuticals, Inc.

Supernus Pharmaceuticals, Inc. is a specialty pharmaceutical company focused on developing and commercializing products for the treatment of central nervous system, or CNS, diseases. The Company has two marketed products for epilepsy, Oxtellar XR® (extended-release oxcarbazepine) and Trokendi XR™ (extended-release topiramate). The Company is also developing several product candidates in psychiatry to address large market opportunities in ADHD, including ADHD patients with impulsive aggression. These product candidates include SPN-810 for impulsive aggression in ADHD and SPN-812 for ADHD.

CONTACTS:

Jack Khattar, President & CEO

Gregory S. Patrick, Vice President and CFO

Supernus Pharmaceuticals, Inc.

Tel: (301) 838-2591